Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

AMCC (UK) Limited

Applied Micro Circuits Corporation France S.A.S.

AMCC Deutschland GmbH

AMCC Japan Co., Ltd.

Applied Micro Circuits Corporation Canada

AMCC Sales Corporation

AMCC China, Inc.

Law 1111 Limited

AMCC Enterprise Corporation